EXHIBIT 5.1

[Letterhead of McGuireWoods LLP]

May 22, 2014

Park Sterling Corporation

1043 E. Morehead Street, Suite 201

Charlotte, North Carolina 28204

Re:  Registration Statement on Form S-8

        1,000,000 Shares of Common Stock of Park Sterling Corporation

        Pursuant to the Park Sterling Corporation 2014 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Park Sterling Corporation, a North Carolina corporation (the “Corporation”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “SEC”) by the Corporation pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,000,000 shares (the “Shares”) of the Corporation’s common stock, par value $1.00 per share (the “Common Stock”), which may be issued pursuant to the Park Sterling Corporation 2014 Long-Term Incentive Plan (the “Plan”).

In connection with this opinion letter, we have examined the Registration Statement, including the exhibits being filed therewith or incorporated by reference therein. In addition, we have examined and relied upon the following:

(i)     a certificate from the secretary of the Corporation certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Corporation and (B) the resolutions of the Board of Directors of the Corporation with respect to the Plan;

(ii)     a certificate dated May 22, 2014 issued by the Secretary of State of the State of North Carolina, attesting to the corporate status of the Corporation in the State of North Carolina; and

(iii)     originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following: (a) to the extent that we have reviewed and relied upon certificates of the Corporation or authorized representatives thereof and certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters; (b) all documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents; (c) the genuineness of all signatures; and (d) the Registration Statement will be effective under the Securities Act.

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Shares have been validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

In rendering this opinion, we are not expressing an opinion as to any matters governed by the laws of any jurisdiction other than the State of North Carolina.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGUIREWOODS LLP